UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 14, 2008

ImmunoGen, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	0-17999	04-2726691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

830 Winter Street, Waltham, MA 02451

(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code: (781) 895-0600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 — REGULATION FD DISCLOSURE

On October 14, 2008 Genentech, Inc. disclosed new information after market close related to trastuzumab-DM1 (T-DM1), which comprises ImmunoGen’s DM1 cell-killing agent linked to Genentech’s anti-HER2 antibody, trastuzumab. T-DM1 is in development by Genentech for the treatment of HER2-positive metastatic breast cancer (HER2+ mbc).

Genentech disclosed that the company plans to initiate a Phase III trial in the first half of 2009 to evaluate T-DM1 as a second-line treatment for HER2+ mbc (i.e., Genentech made the Phase III “go” decision). Patients in this trial will be randomized to treatment either with T-DM1, given as a single agent, or with capecitabine plus lapatinib, and the trial is to have progression-free survival as its primary endpoint.

T-DM1 is being developed under a licensing agreement that enables Genentech to use ImmunoGen’s maytansinoid TAP technology with anti-HER2 antibodies. Under this agreement, ImmunoGen is entitled to earn a milestone payment from Genentech with the start of patient dosing in a Phase III trial. Anticipated achievement of this milestone payment was reflected in ImmunoGen’s financial guidance provided on August 7, 2008 for its fiscal year ending June 30, 2009.

Genentech also disclosed that patient dosing began during the quarter ended September 30, 2008 in both its Phase II trial evaluating T-DM1 as a third-line treatment for HER+ mbc and in its Phase II trial assessing T-DM1 as a first-line treatment for HER2+ mbc. Should the third-line study yield compelling data, Genentech plans to discuss an accelerated approval path with the FDA.

Additionally, Genentech disclosed that the company expects to present data from the study evaluating T-DM1 as a “second-line plus” treatment for HER2+ mbc at the San Antonio Breast Cancer Symposium in December 2008, and that it plans to initiate a Phase Ib study in the first half of 2009 to assess T-DM1 given in combination with its pertuzumab compound.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ImmunoGen, Inc.
(Registrant)

Date: October 15, 2008	/s/ Daniel M. Junius

Daniel M. Junius
President and Chief Operating Officer